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                                                         EXHIBIT 99.2

                       CASH ELECTION FORM

     As a holder of securities of Exmark Manufacturing Company Incorporated ("Exmark"), you will be entitled to receive a portion of the consideration to be paid in connection with the merger of a subsidiary of The Toro Company ("Toro") with and into Exmark. The merger consideration will be paid both in cash and in shares of Toro Common Stock, and the standard percentage breakdown for the cash and stock will be 12% and 88%, respectively. Alternatively, you may elect to receive a different percentage of cash (a "Cash Election"). In the absence of a Cash Election on your part, you will be deemed to have elected to receive your portion of the merger consideration in the form of 12% cash and 88% shares of Toro Common Stock. Please note, however, that the percentage you elect may be subject to adjustment in accordance with the procedures set forth in Section 2.02(c) of the Agreement and Plan of Merger by and among Toro, Exmark and a subsidiary of Toro, dated October 23, 1997 (a copy of which is included as Exhibit A to the accompanying Proxy Statement/Prospectus), as the aggregate percentage breakdown of the merger consideration must equal 12% cash and 88% shares of Toro Common Stock.

     Please return this form by mail or facsimile transmission to the Escrow Agent. To be eligible to receive the merger consideration in a percentage other than the standard percentage, you must properly complete this form, sign it and return it to the Escrow Agent prior to November __, 1997, the date of the Special Meeting of Exmark's stockholders to consider and vote upon the Merger.

     Percentage Election (check one of the following):

                 Standard Percentage (I.E., 12% cash/88% stock)*

                 Modified Percentage (E.G., 8% cash/92% stock)*

                 Percentage Cash Election:  ____

               _______
               * Please note that the final percentage breakdown of cash and stock you receive may vary from the percentages you elect due to certain adjustments that may be made in order to make the weighted average of all Cash Elections or deemed Cash Elections equal to 12%.


     Today's Date: ________________________


     Name:  _____________________________


     Signature: ___________________________


     Return The Completed Form To:  Norwest Bank Minnesota, N.A.
     ----------------------------

     Northstar East Building, 12th Floor

     608 Second Avenue South

     Minneapolis, Minnesota 55402

     Attn:  Michelle Healy

     Facsimile:  (612) 667-9825